Exhibit 10.37

                                SECOND AMENDMENT
                                     TO THE
           IMAGISTICS INTERNATIONAL INC. EMPLOYEE STOCK PURCHASE PLAN

1. The second paragraph of Section 3 of the Plan is hereby amended in its entirety, effective as of November 5, 2004, to read as follows:

      "For each Offering Period, the last business day of the term of the Offering Period shall be the date of exercise (the "Purchase Date") unless the Committee determines otherwise. For each Offering Period ending prior to January 1, 2005, the purchase price per share of stock (the "Purchase Price" or "Exercise Price") will be the lower of the average of the high and low price of the Common Stock on the New York Stock Exchange on (i) the Offering Date or (ii) the Purchase Date, less fifteen percent (15%) (the "Discount"). For each Offering Period beginning after December 31, 2004, the Purchase Price will be the average of the high and low price of the Common Stock on the New York Stock Exchange on the Purchase Date, less a fifteen percent (15%) Discount. Notwithstanding the foregoing, the Committee may determine in its discretion and in advance of the commencement of the Offering Period that a smaller Discount shall apply. In no event shall the Committee determine a Purchase Price that is less than the lowest price that employee stock purchase plans are permitted to establish under Section 423 (or any successor provision) of the Code nor shall a Purchase Right granted under this Plan be exercisable for a period of time longer than that permitted under Section 423 (or any successor provision) of the Code."

                                        IMAGISTICS INTERNATIONAL INC.


      By /s/ Mark S. Flynn
         -----------------
         Its Vice President

      Date November 5, 2004